Exhibit 99

Humana Reports First Quarter Financial Results

  2009 EPS guidance raised to $6.10 to $6.20
  Medicare Advantage net membership gains through April 2009 of 46,600
  Commercial Segment pretax income up despite lower net investment income

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 27, 2009--Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended March 31, 2009 (1Q09) of $1.22, ahead of management’s guidance of $1.10 to $1.20, driven primarily by solid operating performance in both of the company’s business segments. The company earned $0.47 per share for the quarter ended March 31, 2008 (1Q08), which reflected high stand-alone Prescription Drug Plan (PDP) claims expense.

The company also announced that it had raised its EPS projection for the year ending December 31, 2009 (FY09) to a range of $6.10 to $6.20 to reflect improved Government Segment operating performance partially offset by lower expected investment income and commercial membership.

"The first quarter's results are a clear indication that 2009 will be a year of solid performance," said Michael B. McCallister, Humana’s president and chief executive officer. "As we look to future years, we are confident that our company's proven ability to respond well to change positions us for continued success in this dynamic environment."

Consolidated Highlights

Revenues – 1Q09 consolidated revenues rose 11 percent to $7.71 billion from $6.96 billion in 1Q08, with total premium and administrative services fees also up 11 percent compared to the prior year’s quarter. The increase in premiums and administrative services fees primarily reflects an increase in average membership for the company’s Medicare Advantage and commercial medical products together with continued pricing discipline across all of the company’s lines of business.

Benefit expenses – The 1Q09 consolidated benefit ratio (benefit expenses as a percent of premium revenues) was lower than that for the prior year’s quarter, as expected. The 1Q09 consolidated benefit ratio of 83.9 percent compares to 86.7 percent in 1Q08. This 280 basis point decrease was primarily driven by a 320 basis point decrease in the Government Segment benefit ratio together with a 210 basis point decrease in the Commercial Segment benefit ratio.

Selling, general, & administrative (SG&A) expenses – The 1Q09 consolidated SG&A expense ratio (SG&A expenses as a percent of premiums, administrative services fees and other revenue) of 13.9 percent increased 10 basis points compared to the 1Q08 ratio of 13.8 percent due primarily to an increase in the mix of commercial products with traditionally higher administrative cost ratios.

Government Segment Results

Pretax results:

  Government segment pretax income increased to $166.1 million in 1Q09 from a loss of $3.2 million in 1Q08 primarily driven by lower PDP claims expense, a 17 percent increase in average Medicare Advantage membership and the implementation of member premiums for most of the company’s Medicare Advantage products.

Enrollment:

  Medicare Advantage membership grew to 1,468,900 at March 31, 2009, an increase of 201,200 members, or 16 percent from March 31, 2008, and up 33,000, or 2 percent versus December 31, 2008. The year-over-year increase includes 94,900 members added through acquisitions completed during 2008.
  April 2009 membership in the company’s Medicare Advantage plans approximated 1,482,500, with 61 percent of those members in network-based products, up from 51 percent at December 31, 2008.
  Membership in the company’s stand-alone PDPs totaled 2,078,900 at March 31, 2009 compared to 3,150,200 at March 31, 2008 and 3,066,600 at December 31, 2008. The substantial decline during 1Q09 resulted primarily from the company’s competitive positioning as it realigned stand-alone PDP premium and benefit structures to correspond with its pharmacy claims experience.
  Military services membership at March 31, 2009 of 2,990,600 was up approximately 2 percent from 2,921,100 at March 31, 2008 and up approximately 1 percent from 2,964,700 at December 31, 2008.

Premiums and administrative services fees:

  Medicare Advantage premiums of $4.06 billion in 1Q09 increased 28 percent compared to $3.17 billion in 1Q08, primarily the combined result of a 17 percent increase in average Medicare Advantage membership and the introduction of member premiums.
  Medicare stand-alone PDP premiums of $595.7 million in 1Q09 decreased 32 percent compared to $875.0 million in 1Q08, reflecting a 33 percent decline in average membership year over year.
  Military services premiums and administrative services fees during 1Q09 increased $60.3 million to $891.5 million compared to $831.2 million in 1Q08.

Benefit Expenses:

  The Government Segment benefit ratio decreased 320 basis points to 86.8 percent in 1Q09 compared to 90.0 percent in the prior year’s quarter, primarily driven by a 430 basis point decline in the Medicare benefit ratio primarily from a substantial decline in the stand-alone PDP benefit ratio.

SG&A Expenses:

  The Government Segment’s SG&A expense ratio decreased 20 basis points to 10.5 percent in 1Q09 compared to 10.7 percent in the prior year’s quarter driven primarily by increased leverage from higher average medical membership in the company’s Medicare Advantage plans.

Commercial Segment Results

Pretax results:

  Commercial Segment pretax earnings increased to $127.7 million in 1Q09 compared to $127.2 million in 1Q08 despite a decline in net investment income of $12.0 million from the prior year’s quarter.

Enrollment:

  Commercial Segment medical membership at March 31, 2009 of 3,471,500 was essentially unchanged from March 31, 2008 and down 149,300 from December 31, 2008. The decline during 1Q09 primarily reflected the loss of two large ASO accounts totaling approximately 95,400 members on January 1, 2009 as well as the impact of the economy across various of the company’s fully-insured group medical lines of business. The March 31, 2009 membership includes 134,400 members added through acquisitions completed during 2008.
  The company’s individual product line has continued to grow steadily, with membership of 336,100, up 23 percent at March 31, 2009 compared to March 31, 2008. Smart plans and other consumer offerings membership grew 11 percent year over year to 664,900 at March 31, 2009.
  Membership in Commercial Segment specialty products(a) of 6,743,700 at March 31, 2009 declined 2 percent from 6,916,200 at March 31, 2008 and declined 1 percent from 6,817,000 at December 31, 2008, including the loss of dental business associated with one of the large ASO accounts referred to above.

Premiums and administrative services fees:

  Premiums and administrative services fees for the Commercial Segment increased 4 percent to $1.88 billion in 1Q09 compared to $1.80 billion in the prior year’s quarter, as premium yields reflected the company’s continued pricing discipline despite flat enrollment year over year.
  As expected, Commercial Segment medical premiums for fully-insured group accounts increased approximately 5 percent on a per-member basis during 1Q09 compared to 1Q08.

Benefit Expenses:

  The Commercial Segment benefit ratio for 1Q09 of 74.7 percent was 210 basis points lower than the 1Q08 benefit ratio of 76.8 percent, primarily due to year-over-year improvements in the benefit ratios for each of the company’s commercial medical business lines. Continued pricing discipline together with a higher percentage of individual and high-deductible health plan members led to the decrease in the Commercial Segment benefit ratio.

SG&A Expenses:

  The Commercial Segment SG&A expense ratio of 24.1 percent for 1Q09 compares to 22.3 percent in 1Q08, primarily driven by increases in certain of the company’s businesses that carry a higher administrative expense load such as specialty businesses and individual medical products.

Balance Sheet

  At March 31, 2009, the company had cash, cash equivalents, and investment securities of $7.43 billion, up 3 percent from $7.19 billion at December 31, 2008 and up 13 percent from $6.61 billion at March 31, 2008. Additionally, the company held securities under the company’s securities lending program of $331.4 million at March 31, 2009 compared to $402.4 million at December 31, 2008 and $973.9 million at March 31, 2008.
  Debt-to-total capitalization at March 31, 2009 was 29.3 percent, down 100 basis points from December 31, 2008 due primarily to the higher capitalization associated with first quarter operating results.

Cash Flows from Operations

Cash flows provided by operations for 1Q09 of $45.5 million compared to cash flows provided by operations of $4.4 million in 1Q08 primarily due to higher net income, partially offset by changes in working capital accounts. As expected, first quarter operating cash flows reflected the usual annual pattern of higher operating cash flows in the latter half of the year.

Share Repurchase Program

In the third quarter of 2008, the company’s Board of Directors authorized the repurchase of up to $250 million of the company’s common shares exclusive of shares repurchased in connection with employee stock plans. Due to continued volatility and turmoil in the financial markets, the company has not yet repurchased any shares under the third quarter 2008 authorization. The share repurchase program expires on December 31, 2009.

Footnote

(a) The Commercial Segment provides a full range of insured specialty products including dental, vision and other supplemental products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of our executive officers, the words or phrases like “expects,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of our SEC filings, a summary of which includes but is not limited to the following:

  If Humana does not design and price its products properly and competitively, if the premiums Humana charges are insufficient to cover the cost of health care services delivered to its members, or if its estimates of benefits payable or future policy benefits payable based upon its estimates of future benefit claims are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability that is extremely sensitive to payment patterns and medical cost trends.
  If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, the company’s business could be materially adversely affected.

  If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, or to protect Humana’s proprietary rights to its systems, the company’s business could be materially adversely affected.
  Humana is involved in various legal actions, which, if resolved unfavorably to Humana, could result in substantial monetary damages. Increased litigation and negative publicity could increase the company’s cost of doing business.
  As a government contractor, Humana is exposed to additional risks including reimbursement and payment changes that could adversely affect its business or its willingness to participate in government health care programs.
  Humana’s industry is currently subject to substantial government regulation, which along with possible increased governmental regulation or legislative change, could increase Humana’s cost of doing business and could adversely affect the company’s profitability.
  Humana is also subject to potential changes in the political environment that can affect public policy and can adversely affect the markets for its products.
  Any failure to manage administrative costs could hamper Humana’s profitability.
  Any failure by Humana to manage acquisitions and other significant transactions successfully could have a material adverse effect on its financial results, business and prospects.
  If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business could be adversely affected.
  Humana’s mail order pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.
  Humana’s ability to obtain funds from its subsidiaries is restricted by state insurance regulations.
  Downgrades in Humana’s debt ratings, should they occur, may adversely affect its cost and availability of funds.
  Extreme volatility and disruption in the securities and credit markets may adversely affect Humana’s business, results of operations and financial condition.
  Changes in economic conditions could adversely affect Humana’s business and results of operations.
  Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that we are unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

  Form 10-K for the year ended December 31, 2008;
  Form 8-Ks filed during 2009.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 10.4 million medical members. Humana is a full-service benefits solutions company, offering a wide array of health and supplemental benefit plans for employer groups, government programs and individuals.

Over its 48-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

  Annual reports to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentations;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference calls;
  Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information.

Humana Inc. – Earnings Guidance Points as of April 27, 2009
(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2009	Comments
Diluted earnings per common share	Full year 2009: $6.10 to $6.20 2Q09: $1.65 to $1.70	Excludes impact of future share repurchases
Revenues	Consolidated revenues: $30 billion to $32 billion

Premiums and ASO fees:
Medicare Advantage: $16.0 billion to $16.5 billion
Medicare stand-alone PDPs: Approximately $2.4 billion
Military services: $3.5 billion to $3.6 billion;
Commercial Segment: approximately $7.5 billion

Consolidated investment income: $270 million to $290 million

Consolidated other revenue: $270 million to $280 million
Ending medical membership (fully-insured and ASO combined)	Medicare Advantage: Up approximately 50,000 from prior year
Medicare stand-alone PDPs: Down 1.1 million to 1.2 million from prior year

Military services: No material change from prior year

	Medicaid: Down approximately 86,000 from prior year	Expected decline in Medicaid membership relates to a contract assumed in connection with the FY08 Cariten Healthcare acquisition that terminated effective December 31, 2008.

	Commercial: Down 150,000 to 175,000 from prior year	Change primarily driven by: Individual – up 40k to 60k; Small group – down 90k to 110k; Large group fully-insured – down 10k to 20k; ASO – down 90k to 110k
Benefit ratios and benefit expense trend components	Government Segment benefit ratio in the range of 83.5% to 84.5%	Medicare Advantage and Stand-Alone PDP combined

Medicare benefit ratio in the range of 82.5% to 83.5%

Commercial Segment benefit ratio in the range of 78.5% to 79.5%

Secular Commercial benefit expense trend components: inpatient hospital utilization – relatively flat; inpatient and outpatient hospital rates – mid to upper single digits; outpatient hospital utilization – low to mid single digits; physician – mid single digits; pharmacy – mid to upper single digits

Secular trends of 6% to 7% exclude the impact of benefit buy-downs and mix changes
Selling, general & administrative expense ratio	13% to 14%	SG&A expenses as a percent of premiums, administrative services fees, and other revenue
Depreciation & amortization	$240 million to $250 million
Interest expense	$105 million to $110 million
Government Segment operating margins	Medicare Advantage & stand-alone PDP combined: 5.5% to 6.5%	Line-of-business-level results exclude the impact of investment income and interest expense

Military services: 2.5% to 3.0%
Commercial Segment pretax earnings	$225 million to $235 million	Segment-level results include the impact of investment income and interest expense

Approximately 10-12 percent of the projected $22 million to $32 million year-over-year increase in Commercial Segment earnings is expected to be from higher net investment income

Cash flows from operations	$1.2 billion to $1.4 billion
Capital expenditures	Approximately $250 million
Effective tax rate	34% to 35%
Shares used in computing full-year EPS	Approximately 170 million	Excludes impact of future share repurchases

Humana Inc. Statistical Schedules And Supplementary Information 1Q09 Earnings Release

S-1

Humana Inc.
Statistical Schedules and Supplementary Information
1Q09 Earnings Release

Contents

Page	Description

S-3	Consolidated Statements of Income
S-4	Consolidated Balance Sheets
S-5	Consolidated Statements of Cash Flows
S-6	Key Income Statement Ratios and Segment Operating Results
S-7	Membership Detail
S-8	Premiums and Administrative Services Fees Detail
S-9	Percentage of Ending Membership under Capitation Arrangements
S-10	Investments
S-11-13	Benefits Payable
S-14	Footnotes

S-2

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Three Months Ended March 31,
			Dollar	Percentage
	2009	2008	Change	Change
Revenues:
Premiums	$7,471,294	$6,712,601	$758,693	11.3%
Administrative services fees	115,882	111,979	3,903	3.5%
Investment income	69,544	89,959	(20,415)	-22.7%
Other revenue	54,941	45,165	9,776	21.6%
Total revenues	7,711,661	6,959,704	751,957	10.8%
Operating expenses:
Benefits	6,269,310	5,818,034	451,276	7.8%
Selling, general and administrative	1,063,803	950,445	113,358	11.9%
Depreciation	48,676	42,957	5,719	13.3%
Other intangible amortization	9,338	8,001	1,337	16.7%
Total operating expenses	7,391,127	6,819,437	571,690	8.4%
Income from operations	320,534	140,267	180,267	128.5%
Interest expense	26,772	16,339	10,433	63.9%
Income before income taxes	293,762	123,928	169,834	137.0%
Provision for income taxes	88,045	43,758	44,287	101.2%
Net income	$205,717	$80,170	$125,547	156.6%

Basic earnings per common share	$1.23	$0.48	$0.75	156.3%
Diluted earnings per common share	$1.22	$0.47	$0.75	159.6%

Shares used in computing basic earnings per common share	167,043	168,190
Shares used in computing diluted earnings per common share	168,658	170,602

S-3

Humana Inc.
Consolidated Balance Sheets
Dollars in thousands, except share amounts

	March 31,	December 31,	Sequential Change
	2009	2008	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,911,202	$1,970,423
Investment securities	4,439,005	4,203,538
Receivables, net:
Premiums	1,025,793	777,672
Administrative services fees	12,080	12,010
Securities lending invested collateral	331,393	402,399
Other	1,163,283	1,030,000
Total current assets	8,882,756	8,396,042	$486,714	5.8%
Property and equipment, net	701,376	711,492
Other assets:
Long-term investment securities	1,081,970	1,011,904
Goodwill	1,991,220	1,963,111
Other	949,288	959,211
Total other assets	4,022,478	3,934,226
Total assets	$13,606,610	$13,041,760	$564,850	4.3%

Liabilities and Stockholders' Equity
Current liabilities:
Benefits payable	$3,238,499	$3,205,579
Trade accounts payable and accrued expenses	1,384,290	1,077,027
Book overdraft	258,062	224,542
Securities lending payable	367,416	438,699
Unearned revenues	241,462	238,098
Total current liabilities	5,489,729	5,183,945	$305,784	5.9%
Long-term debt	1,934,856	1,937,032
Future policy benefits payable	1,139,690	1,164,758
Other long-term liabilities	372,022	298,835
Total liabilities	8,936,297	8,584,570	$351,727	4.1%
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 188,829,166 issued at March 31, 2009	31,472	31,309
Capital in excess of par value	1,587,168	1,574,245
Retained earnings	3,595,653	3,389,936
Accumulated other comprehensive loss	(174,924)	(175,243)
Treasury stock, at cost, 19,209,826 shares at March 31, 2009	(369,056)	(363,057)
Total stockholders' equity	4,670,313	4,457,190	$213,123	4.8%
Total liabilities and stockholders' equity	$13,606,610	$13,041,760	$564,850	4.3%

Debt-to-total capitalization ratio	29.3%	30.3%

S-4

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands

	Three Months Ended March 31,
			Dollar	Percentage
	2009	2008	Change	Change
Cash flows from operating activities
Net income	$205,717	$80,170
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,014	50,958
Stock-based compensation	15,676	13,916
Provision for deferred income taxes	19,687	7,811
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(255,098)	(153,782)
Other assets	(61,907)	(82,823)
Benefits payable	32,920	188,538
Other liabilities	22,375	(101,074)
Unearned revenues	3,364	7,712
Other	4,772	(6,987)
Net cash provided by operating activities	45,520	4,439	$41,081	925.5%

Cash flows from investing activities
Acquisitions, net of cash acquired	(12,367)	(3,838)
Purchases of property and equipment	(39,047)	(47,087)
Purchases of investment securities	(1,403,906)	(1,662,567)
Proceeds from maturities of investment securities	404,951	171,978
Proceeds from sales of investment securities	722,288	1,259,766
Change in securities lending collateral	71,283	363,124
Net cash (used in) provided by investing activities	(256,798)	81,376	($338,174)	-415.6%

Cash flows from financing activities
Receipts from CMS contract deposits	528,965	598,292
Withdrawals from CMS contract deposits	(334,528)	(506,061)
Borrowings under credit agreement	-	250,000
Repayments under credit agreement	-	(375,000)
Change in book overdraft	33,520	22,020
Change in securities lending payable	(71,283)	(363,124)
Common stock repurchases	(5,999)	(79,947)
Excess tax benefit from stock-based compensation	148	9,177
Proceeds from stock option exercises and other	1,234	6,662
Net cash provided by (used in) financing activities	152,057	(437,981)	$590,038	134.7%

Decrease in cash and cash equivalents	(59,221)	(352,166)
Cash and cash equivalents at beginning of period	1,970,423	2,040,453

Cash and cash equivalents at end of period	$1,911,202	$1,688,287

S-5

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in thousands

	Three Months Ended March 31,
				Percentage
	2009	2008	Difference	Change
Benefit ratio
Government Segment	86.8%	90.0%	-3.2%
Commercial Segment	74.7%	76.8%	-2.1%
Consolidated	83.9%	86.7%	-2.8%

Selling, general, and administrative expense ratio (A)
Government Segment	10.5%	10.7%	-0.2%
Commercial Segment	24.1%	22.3%	1.8%
Consolidated	13.9%	13.8%	0.1%

Investment income
Government Segment	$40,782	$48,318	($7,536)	-15.6%
Commercial Segment	28,762	41,641	(12,879)	-30.9%
Consolidated	$69,544	$89,959	($20,415)	-22.7%

Interest expense
Government Segment	$16,488	$5,149	$11,339	220.2%
Commercial Segment	10,284	11,190	(906)	-8.1%
Consolidated	$26,772	$16,339	$10,433	63.9%

Detail of pretax income (loss)
Government Segment	$166,101	($3,237)	$169,338	5231.3%
Commercial Segment	127,661	127,165	496	0.4%
Consolidated	$293,762	$123,928	$169,834	137.0%

Detail of pretax margins
Government Segment	2.9%	-0.1%	3.0%
Commercial Segment	6.5%	6.7%	-0.2%
Consolidated	3.8%	1.8%	2.0%

S-6

Humana Inc.
Membership Detail
In thousands

	Ending	Average	Ending	Year-over-year Change		Ending	Sequential Change
	March 31, 2009	1Q09	March 31, 2008	Amount	Percent	December 31, 2008	Amount	Percent
Medical Membership:
Government Segment:
Medicare Advantage - HMO	578.6	575.9	465.6	113.0	24.3%	557.3	21.3	3.8%
Medicare Advantage - PPO	313.2	298.3	134.0	179.2	133.7%	181.1	132.1	72.9%
Medicare Advantage - PFFS	577.1	581.7	668.1	(91.0)	-13.6%	697.5	(120.4)	-17.3%
Total Medicare Advantage	1,468.9	1,455.9	1,267.7	201.2	15.9%	1,435.9	33.0	2.3%
Medicare - PDP - Standard	830.9	849.1	1,584.5	(753.6)	-47.6%	1,471.8	(640.9)	-43.5%
Medicare - PDP - Enhanced	1,118.5	1,130.0	1,394.9	(276.4)	-19.8%	1,439.8	(321.3)	-22.3%
Medicare - PDP - Complete	129.5	131.5	170.8	(41.3)	-24.2%	155.0	(25.5)	-16.5%
Total Medicare stand-alone PDPs	2,078.9	2,110.6	3,150.2	(1,071.3)	-34.0%	3,066.6	(987.7)	-32.2%
Total Medicare	3,547.8	3,566.5	4,417.9	(870.1)	-19.7%	4,502.5	(954.7)	-21.2%
Military services insured	1,746.6	1,742.4	1,728.1	18.5	1.1%	1,736.4	10.2	0.6%
Military services ASO	1,244.0	1,237.5	1,193.0	51.0	4.3%	1,228.3	15.7	1.3%
Total military services	2,990.6	2,979.9	2,921.1	69.5	2.4%	2,964.7	25.9	0.9%
Medicaid insured	385.2	383.6	384.2	1.0	0.3%	385.4	(0.2)	-0.1%
Medicaid ASO	-	-	175.4	(175.4)	-100.0%	85.7	(85.7)	-100.0%
Total Medicaid	385.2	383.6	559.6	(174.4)	-31.2%	471.1	(85.9)	-18.2%
Total Government Segment	6,923.6	6,930.0	7,898.6	(975.0)	-12.3%	7,938.3	(1,014.7)	-12.8%
Commercial Segment:
Fully-insured medical:
Group	1,534.8	1,549.2	1,572.9	(38.1)	-2.4%	1,633.6	(98.8)	-6.0%
Individual	336.1	331.2	272.9	63.2	23.2%	325.1	11.0	3.4%
Medicare supplement	22.8	22.4	15.2	7.6	50.0%	20.1	2.7	13.4%
Total fully-insured medical	1,893.7	1,902.8	1,861.0	32.7	1.8%	1,978.8	(85.1)	-4.3%
ASO	1,577.8	1,579.7	1,597.7	(19.9)	-1.2%	1,642.0	(64.2)	-3.9%
Total Commercial Segment	3,471.5	3,482.5	3,458.7	12.8	0.4%	3,620.8	(149.3)	-4.1%

Total medical membership	10,395.1	10,412.5	11,357.3	(962.2)	-8.5%	11,559.1	(1,164.0)	-10.1%

Specialty Membership
Dental - fully-insured	2,446.8	2,444.6	2,632.8	(186.0)	-7.1%	2,552.7	(105.9)	-4.1%
Dental - ASO	982.3	985.1	1,084.1	(101.8)	-9.4%	1,080.7	(98.4)	-9.1%
Total dental	3,429.1	3,429.7	3,716.9	(287.8)	-7.7%	3,633.4	(204.3)	-5.6%
Vision	2,322.8	2,325.8	2,301.0	21.8	0.9%	2,233.0	89.8	4.0%
Other supplemental benefits (B)	991.8	970.8	898.3	93.5	10.4%	950.6	41.2	4.3%
Total specialty membership	6,743.7	6,726.3	6,916.2	(172.5)	-2.5%	6,817.0	(73.3)	-1.1%

S-7

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (C)
	Three Months Ended March 31,				Three Months Ended March 31,
			Dollar	Percentage
	2009	2008	Change	Change	2009	2008
Premium revenues
Government Segment:
Medicare Advantage	$4,060,459	$3,167,717	$892,742	28.2%	$930	$846
Medicare stand-alone PDPs	595,683	874,999	(279,316)	-31.9%	$94	$92
Total Medicare	4,656,142	4,042,716	613,426	15.2%
Military services insured (D)	871,171	810,659	60,512	7.5%	$167	$156
Medicaid insured	156,660	143,680	12,980	9.0%	$136	$125
Total Government Segment premiums	5,683,973	4,997,055	686,918	13.7%
Commercial Segment:
Fully-insured medical	1,558,669	1,481,486	77,183	5.2%	$273	$267
Specialty	228,652	234,060	(5,408)	-2.3%	$12	$12
Total Commercial Segment premiums	1,787,321	1,715,546	71,775	4.2%
Total premium revenues	$7,471,294	$6,712,601	$758,693	11.3%

Administrative services fees
Military services ASO (D)	$20,333	$20,524	($191)	-0.9%	$5	$6
Medicaid ASO	-	2,182	(2,182)	-100.0%	-	$4
Commercial Segment	95,549	89,273	6,276	7.0%	$12	$11
Total administrative services fees	$115,882	$111,979	$3,903	3.5%

S-8

Humana Inc.
Percentage of Ending Membership under Capitation Arrangements

	Government Segment					Commercial Segment
March 31, 2009	Medicare Advantage	Medicare stand-alone PDPs	Military Services	Medicaid	Total Govt. Segment	Fully-insured	ASO	Total Comm. Segment	Total Medical Membership

Capitated HMO hospital system based (E)	1.9%	-	-	-	0.4%	1.2%	-	0.7%	0.5%
Capitated HMO physician group based (E)	3.3%	-	-	37.1%	2.8%	1.4%	-	0.8%	2.1%
Risk-sharing (F)	19.0%	-	-	61.7%	7.5%	1.3%	-	0.7%	5.2%
All other membership	75.8%	100.0%	100.0%	1.2%	89.3%	96.1%	100.0%	97.8%	92.2%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

March 31, 2008

Capitated HMO hospital system based (E)	2.1%	-	-	-	0.3%	1.3%	-	0.7%	0.5%
Capitated HMO physician group based (E)	1.8%	-	-	26.8%	2.2%	1.4%	-	0.8%	1.8%
Risk-sharing (F)	21.8%	-	-	41.2%	6.4%	1.4%	-	0.8%	4.7%
All other membership	74.3%	100.0%	100.0%	32.0%	91.1%	95.9%	100.0%	97.7%	93.0%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

S-9

Humana Inc.
Investments	Fair value
Dollars in thousands
	3/31/2009	12/31/2008
Investment Portfolio:
Cash & cash equivalents	$1,911,202	$1,970,423
Investment Securities	4,439,005	4,203,538
Long-term investment securities	1,081,970	1,011,904
Total investment portfolio	$7,432,177	$7,185,865

Duration (G)	3.11	3.39
Average Credit Rating	AA+	AA+

Securities Lending Invested Collateral Portfolio:
Cash & cash equivalents	$93,425	$46,693
Certificates of deposit / Bank Notes	75,684	167,973
Corporate Floating Rate	55,772	55,341
Asset-backed securities	106,512	132,392
	$331,393	$402,399

Average Credit Rating	AA+	AA+

Investment Portfolio Detail:
Cash and cash equivalents	$1,911,202	$1,970,423
U.S. Government and agency obligations
U.S. Treasury obligations	$164,114	$451,827
U.S. Government agencies	1,497,837	1,431,552
Total U.S. Government and agency obligations	1,661,951	1,883,379
Tax-exempt municipal securities
Pre-refunded	646,218	694,798
Insured	558,891	452,427
Other	541,425	468,585
Auction rate securities	73,433	73,653
Total tax-exempt municipal securities	1,819,967	1,689,463
Mortgage and asset-backed securities
Commercial mortgages	249,027	260,300
Commercial mortgages- U.S. Government agencies	14,158	14,223
Prime residential mortgages	311,858	339,665
Alt-A residential mortgages	5,870	5,939
Sub-prime residential mortgages	1,641	1,704
Other Asset-backed	151,830	144,370
Total mortgage and asset-backed securities	734,384	766,201
Corporate Securities
Financial services	415,684	356,816
Other	860,894	484,580
Total corporate securities	1,276,578	841,396
Redeemable preferred stocks	20,416	19,702
Non-redeemable preferred stocks	3,665	11,228
Common stocks	4,014	4,073
Total investment portfolio	$7,432,177	$7,185,865

S-10

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in thousands

	March 31, 2009	March 31, 2008	December 31, 2008
Detail of benefits payable
IBNR and other benefits payable (H)	$2,338,794	$1,997,213	$2,216,909
Unprocessed claim inventories (I)	258,800	212,000	247,200
Processed claim inventories (J)	166,402	118,132	190,445
Payable to pharmacy benefit administrator (K)	162,663	185,219	244,228
Benefits payable, excluding military services	2,926,659	2,512,564	2,898,782

Military services IBNR (L)	268,852	281,208	248,492
Other military services benefits payable (M)	42,988	91,599	58,305
Military services benefits payable	311,840	372,807	306,797
Total Benefits Payable	$3,238,499	$2,885,371	$3,205,579

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2009	March 31, 2008	December 31, 2008
Year-to-date changes in benefits payable, excluding military services (N)

Balances at January 1	$2,898,782	$2,355,461	$2,355,461

Acquisitions	-	-	96,021

Incurred related to:
Current year	5,645,070	5,291,021	21,092,135
Prior years (O)	(168,955)	(195,874)	(268,027)
Total incurred	5,476,115	5,095,147	20,824,108

Paid related to:
Current year	(4,031,554)	(3,584,478)	(18,832,301)
Prior years	(1,416,684)	(1,353,566)	(1,544,507)
Total paid	(5,448,238)	(4,938,044)	(20,376,808)

Balances at end of period	$2,926,659	$2,512,564	$2,898,782

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2009	March 31, 2008	December 31, 2008
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$5,476,115	$5,095,147	$20,824,108
Military services benefit expense	778,289	715,100	2,819,787
Future policy benefit expense (P)	14,906	7,787	64,338
Consolidated Benefit Expense	$6,269,310	$5,818,034	$23,708,233

S-11

Humana Inc.
Benefits Payable Statistics (Q)

Receipt Cycle Time (R)
	2009	2008	Change	Percentage Change
1st Quarter Average	14.8	15.1	(0.3)	-2.0%
2nd Quarter Average	-	15.0	N/A	N/A
3rd Quarter Average	-	15.2	N/A	N/A
4th Quarter Average	-	14.6	N/A	N/A
Full Year Average	14.8	15.0	(0.2)	-1.3%

Unprocessed Claims Inventories

Date	Estimated Valuation (000's)	Claim Item Counts	Number of Days on Hand
3/31/2007	$222,300	747,200	5.5
6/30/2007	$211,300	751,600	4.9
9/30/2007	$224,000	819,100	6.1
12/31/2007	$213,400	683,500	5.0
3/31/2008	$212,000	673,000	4.4
6/30/2008	$228,700	742,800	4.6
9/30/2008	$293,600	946,500	6.0
12/31/2008	$247,200	745,500	4.3
3/31/2009	$258,800	740,600	4.2

S-12

Humana Inc.
Benefits Payable Statistics (Continued) (Q)

Days in Claims Payable (S)
Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change	DCP Excluding Capitation	Change Last 4 Quarters	Percentage Change
3/31/2007	59.3	5.8	10.8%	66.0	5.5	9.1%
6/30/2007	60.0	4.2	7.5%	68.5	6.5	10.5%
9/30/2007	61.8	4.3	7.5%	70.2	5.9	9.2%
12/31/2007	60.2	3.9	6.9%	68.3	4.3	6.7%
3/31/2008	56.9	(2.4)	-4.0%	63.3	(2.7)	-4.1%
6/30/2008	57.2	(2.8)	-4.7%	63.3	(5.2)	-7.6%
9/30/2008	58.1	(3.7)	-6.0%	65.1	(5.1)	-7.3%
12/31/2008	59.4	(0.8)	-1.3%	66.5	(1.8)	-2.6%
3/31/2009	54.6	(2.3)	-4.0%	60.9	(2.4)	-3.8%

Year-to-Date Change in Days in Claims Payable (T)
			1Q09	1Q08
DCP - beginning of period			59.4	60.2
Components of change in DCP:
Internal versus outsourced claims processing cycle times			-	(1.7)
Increase in the Part D component of MAPD expense			(1.1)	(1.5)
Change in unprocessed claims inventories			(0.7)	(0.6)
Change in processed claims inventories			(0.4)	0.5
Change in pharmacy payment cutoff			(1.5)	(0.3)
Impact of Cariten acquisition in 4Q08			(0.9)	-
All other			(0.2)	0.3
DCP - end of period			54.6	56.9

S-13

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
1Q09 Earnings Release

(A)	The selling, general and administrative (SG&A) expense ratio is defined as SG&A expenses as a percent of premiums, administrative services fees and other revenue.
(B)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(C)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(D)	Military services revenues are generally not contracted on a per-member basis.
(E)	In a limited number of circumstances, the company contracts with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, the company generally agrees to reimbursement rates that target a benefit expense ratio. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such physicians and hospitals for services rendered to their HMO membership.
(F)	In some circumstances, the company contracts with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the benefit expenses of their HMO membership. Although these arrangements do include capitation payments for services rendered, the company processes substantially all of the claims under these arrangements.
(G)	Duration is the time-weighted average of the present value of the bond portfolio cash flow.
(H)	IBNR represents an estimate of benefit expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(I)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(J)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.
(K)	The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 10 days (10th & 20th of month) and the last day of the month.
(L)	Military services IBNR primarily fluctuates due to benefit expense inflation and changes in the utilization of benefits. Amount includes unprocessed inventories as an independent third party administrator processes all military services benefit claims on the company's behalf.
(M)	Other military benefits payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as receivables in the company's balance sheet).
(N)	The table excludes activity associated with military services benefits payable, because the federal government bears a substantial portion of the risk associated with financing the cost of health benefits. More specifically, the risk-sharing provisions of the military services contracts with the federal government and with subcontractors effectively limit profits and losses when actual claim experience varies from the targeted claim amount negotiated annually. As a result of these contract provisions, the impact of changes in estimates for prior year military services benefits payable are substantially offset by the associated changes in estimates of revenue from health care services reimbursements. As such, any impact on the company's results of operations is reduced substantially, whether positive or negative.
(O)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company's estimate of claim reserves during the quarter.
(P)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(Q)	Benefits reserves statistics represents fully-insured medical claims data and excludes military services claims data and specialty benefits.
(R)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company's largest claim processing platforms represent approximately 95% of the company's fully-insured claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(S)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefit expenses per day in the quarterly period. Since the company has some providers under capitation payment arrangements (which do not require a benefits payable IBNR reserve), the company has also summarized this metric excluding capitation expense. In addition, this calculation excludes the impact of the company's military services and stand-alone PDP business.
(T)	DCP fluctuates due to a number of issues, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter. This analysis excludes the impact of military services and Medicare stand-alone PDPs upon DCP.

S-14

CONTACT:
Humana Inc.
Regina Nethery, 502-580-3644
Humana Investor Relations
Rnethery@humana.com
or
Tom Noland, 502-580-3674
Humana Corporate Communications
Tnoland@humana.com